Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 27, 2018
Relating to Preliminary Prospectus Supplement dated November 26, 2018
Registration No. 333-225896

Rocket Pharmaceuticals, Inc.
3,550,000 Shares of Common Stock

The following information relates only to the securities described below and should be read together with the preliminary prospectus supplement dated November 26, 2018, including the documents incorporated by reference therein and the accompanying prospectus dated July 5, 2018 and the documents incorporated by reference therein relating to these securities. The following information supplements and updates the information contained in the preliminary prospectus supplement and accompanying prospectus.

THE OFFERING

Common Stock we are Offering Pursuant to this Prospectus Supplement	3,550,000 shares, excluding shares offered in the Private Placement (defined below)

Public Offering Price	$15.50

Common Stock to be Outstanding after this Offering
44,353,242 shares (or 44,885,742 shares if the underwriters exercise in full their option to purchase additional shares of common stock) which is based on an aggregate offering of 3,550,000 shares in this offering and the issuance of 967,742 shares in the Private Placement.

Option to Purchase Additional Shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 532,500 additional shares of our common stock from us.

Concurrent Private Placement
RTW Investments, L.P., an affiliate of Roderick Wong, the Chairman of our Board of Directors, has agreed to purchase 967,742 shares of our common stock in a private placement under Section 4(a)(2) of the Securities Act of 1933 at a price equal to the public offering price of $15.50 (the “Private Placement”). The Private Placement is expected to close concurrently with the offering under the Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus dated July 5, 2018 and a preliminary prospectus supplement dated November 26, 2018) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus and the preliminary prospectus supplement may be obtained by contacting: BofA Merrill Lynch by telephone at (800) 294-1322; Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806; and Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by telephone at 888-474-0200, or by email at ecm.prospectus@evercore.com. You may also obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

This communication should be read in conjunction with the preliminary prospectus supplement dated November 26, 2018 and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.